Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains Commences Construction on Pioneer Project,
Expanding Rail Capacity in the Williston Basin

Dakota Plains to Construct Double Loop Track and Storage Expansion
Project with Inbound Service Capabilities In New Town, North Dakota

WAYZATA, Minnesota, (March 15, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains” and “DAKP”), (OTC: DAKP) and joint-venture partner, Petroleum Transport Solutions, LLC, an indirect wholly owned subsidiary of World Fuel Services Corporation (“World Fuel Services”), (NYSE: INT) today jointly announced that construction is underway for the Pioneer Project.

The Pioneer Project represents a significant expansion of the New Town transloading facility located in the heart of the Williston Basin. Crude oil supplying the facility is currently sourced primarily from the Bakken formation that underlies parts of Montana, North Dakota, and Saskatchewan. The Pioneer Project provides a double loop track that will accommodate up to 120 tank car unit trains and will increase the throughput capacity from 30,000 barrels per day to up to 80,000 barrels per day. The partnership will deploy 180,000 barrels of storage to start, with the expansion to 270,000 barrels built into the initial design. The addition of storage tanks will improve the reliability and efficiency of the crude reception by truck and opens the door for crude oil deliveries from gathering systems, or short range pipelines.

Dakota Plains Chairman and CEO, Mr. Craig McKenzie said: “2013 is proving to be another rewarding year for Dakota Plains shareholders as we set out to highly increase the scale of our operations. The Pioneer Project is safe, efficient and economically attractive. It also opens the door to new logistics businesses where DAKP can be an even greater service provider to upstream operators in the basin.”

World Fuel Services Senior Vice President, Supply and Trading, Mr. Carlos Cuervo said: “The Pioneer Project will further expand our Bakken crude oil marketing capabilities. We are excited to be playing a major role in expediting this project.”

The crude oil will be transported on Canadian Pacific’s (TSX:CP) (NYSE:CP) rail network, continuing a partnership between CP and Dakota Plains Holdings and World Fuel Services.

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Canadian Pacific, Executive Vice President and Chief Marketing Officer, Jane O’Hagan, said: “Canadian Pacific is pleased to be the rail partner for Dakota Plains and World Fuels as they expand the New Town facility. Through CP’s North American network and rail connections, we offer direct service from the Bakken to key refining markets across North America. We look forward to leveraging this expansion and our network to increase the volume of crude moving efficiently into the marketplace and to provide a cost effective way for inbound commodities to reach Bakken production areas.”

Completion of the Pioneer project is expected in December 2013; total cost is estimated to be $50 million and will be funded equally by Dakota Plains and World Fuel Services. The existing ladder tracks and Dakota Plains-owned land will be used for inbound delivery, storage and trucking logistics services for commodities such as sand, chemicals, diesel, and pipe. Debt financing will be provided for the Dakota Plains portion of the Pioneer project cost.

Currently, the New Town facility is in its fourth year of midstream operations with three business segments comprising trucking, transloading, and marketing of crude oil and related products originating within the Williston Basin of North Dakota. Land ownership at the New Town facility now exceeds 192 acres, which provides a base for the Pioneer Project expansion.

Note to Editors

A description and schematic of the Pioneer project is available at the company’s website: www.dakotaplains.com/pioneer.

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. (OTC: DAKP) is a vertically-integrated, midstream energy company, which competes through its 50/50 joint ventures with affiliates of World Fuel Services Corporation (NYSE: INT) and JPND II, LLC, to provide customers with crude oil off take services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect company assets include a proprietary trucking fleet, a transloading facility located in Mountrail County, North Dakota, which is centrally located within the Bakken formation, and 1,100 railroad tank cars.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services is a leading global fuel logistics company, principally engaged in the marketing, sale and distribution of aviation, marine and land fuel products and related services on a worldwide basis. World Fuel Services sells fuel and delivers services to its clients at more than 8,000 locations in more than 200 countries and territories worldwide.

About Canadian Pacific Railway Limited

Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is a low-cost provider that is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

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Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding estimated cash proceeds to us after expenses of the debt placement, the cash required for us to execute our business plan and our future cash flow. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including the annual report on Form 10-K, filed March 14, 2013, as amended and supplemented by subsequent reports from time to time.

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For more information, please contact:

Company Contact	Investor Contact
Gabe Claypool, President & COO	Peter Seltzberg, Hayden IR
gclaypool@dakotaplains.com	peter@haydenir.com
Phone: 952.473.9950	Phone: 646.415.8972
www.dakotaplains.com	www.haydenir.com

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